                                                                     EXHIBIT 2.1


                                                               EXECUTION VERSION






                            ASSET PURCHASE AGREEMENT

                                      among

                              DELTA APPAREL, INC.,

                                 FUN-TEES, INC.

                                       AND

                      CERTAIN SHAREHOLDERS OF FUN-TEES, INC





                           DATED AS OF AUGUST 17, 2006





                           ---------------------------

Schedules

  Schedule 1.1(c)                  Tangible Assets
  Schedule 1.2(c)                  Specified Excluded Assets
  Schedule 1.5(a)                  Assets and Liabilities Excluded from Net Working Capital
  Schedule 1.5(b)                  Examples of Net Working Capital Computation
  Schedule 1.5(d)                  Additional Finished Goods Inventory
  Schedule 1.5(e)                  Distressed Inventory
  Schedule 1.7(a)(i)               Assumed Material Agreements
  Schedule 1.7(a)(ii)              Accrued Liabilities
  Schedule 2.1.2(a)                Conflicts -- Company
  Schedule 2.1.2(b)                Conflicts -- Owners
  Schedule 2.1.2(c)                Consents
  Schedule 2.1.3(a)                Financial Statements
  Schedule 2.1.3(b)                Material Adverse Change
  Schedule 2.1.3(c)                Liabilities
  Schedule 2.1.5                   Accounts Receivable
  Schedule 2.1.7                   Personal Property
  Schedule 2.1.8                   Real Property
  Schedule 2.1.9                   Intellectual Property
  Schedule 2.1.10                  Insurance
  Schedule 2.1.11                  Material Agreements
  Schedule 2.1.12                  Litigation
  Schedule 2.1.14(b)               Permits
  Schedule 2.1.16                  ERISA
  Schedule 2.1.18                  Environmental
  Schedule 2.1.19                  Certain Changes
  Schedule 2.1.21                  Standard Terms and Conditions of Sale
  Schedule 2.1.24                  Subsidiaries
  Schedule 2.2.2(a)                Conflicts -- Delta
  Schedule 2.2.2(b)                Consents - Delta
  Schedule 5.6(a)                  Employment Agreements
  Schedule 5.6(b)                  Key Employees

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into as of August 17, 2006 by and among Delta Apparel, Inc., a Georgia corporation ("Delta"), Fun-Tees, Inc., a North Carolina corporation (the "Company"), Henry
T. Howe, James C. Poag, Jr., Beverly H. Poag, Lewis G. Reid, Jr., Kurt R. Rawald, Larry L. Martin, Jr., Julius D. Cline and Marcus F. Weibel, all of whom are residents of the state of North Carolina and are sometimes referred to herein as the "Owners."

                               W I T N E S S E T H

         WHEREAS, the Company is in the business of designing, manufacturing, marketing, and selling private labeled knitted custom t-shirts (the "Business"); and

         WHEREAS, Delta desires to acquire, and the Company desires to sell, assign, and transfer to Delta, substantially all of the assets and properties of the Business, all upon the terms and subject to the conditions set forth herein (the "Acquisition");

         NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in Section
9.14 hereof):

                                   ARTICLE 1.
                           SALE AND PURCHASE OF ASSETS

         1.1 Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, the Company shall sell, transfer, assign, convey, and deliver to Delta, and Delta shall purchase, free and clear of all Liens (other than Permitted Liens), all right, title, and interest of the Company in and to all of the assets and properties of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether contingent or otherwise, whether now existing or hereinafter acquired, whether or not reflected on the Company's books, of or relating to the Business, excluding only the Excluded Assets, as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, all right, title, and interest of the Company in, to, and under:

         (a) By assignment of the Assumed Leases, all of the Company's leasehold interest under the Assumed Leases to buildings, fixtures, and improvements located on the real property subject to such Assumed Leases, and any and all assignable warranties of third parties with respect thereto;

         (b) All tangible assets of the Company, including all fixed assets, equipment, tools, computers, terminals, computer equipment, telephones, telephone systems, furniture, office equipment, and furnishings, including, without limitation, the personal property listed on Schedule 1.1(b), other than any such tangible assets that comprise Excluded Assets;

         (c) All inventories of raw materials, supplies, work-in-process, finished products, goods, spare parts, replacement and component parts, office supplies, packaging material, and similar items other than to the extent any such items comprise or relate exclusively to Excluded Assets or Excluded Liabilities;

         (d) All designs, artwork, and similar items;

         (e) All accounts receivable;

         (f) All Intellectual Property, all goodwill associated therewith, including, without limitation, the Company's custom-developed, proprietary software and associated source code, and all telephone numbers, telecopy numbers, websites, and e-mail addresses;

         (g) all equity and other interests in Textiles La Paz, LLC (the "El Salvador Subsidiary") and Campeche Sportswear, S. de C.V. (the "Mexican Subsidiary");

         (h) All hardware and software owned, used, or held for use in the conduct of the Business and any and all files and data contained on such software other than to the extent any such files and data relate exclusively to the Excluded Assets or Excluded Liabilities;

         (i) All customer lists, customer data, e-mail directories, and other customer information relating to the Business;

         (j) Except as provided in Section 1.2(a), all Contracts relating to the Business, including, without limitation, any right to receive payment pursuant to such Contracts other than Contracts that relate exclusively to the Excluded Assets or Excluded Liabilities;

         (k) To the extent transfer is permitted by Applicable Law, all licenses, permits, and orders issued by any Governmental Authority with respect to the conduct of the Business, including, without limitation, those listed on
Schedule 2.1.14(b);

         (l) All credits, prepaid rentals, and other prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items other than to the extent any such items relate solely to any of the Excluded Assets or Excluded Liabilities;

         (m) All contracts of insurance and all interests in any insurance, insurance claims, refunds, escrows, reserves, or rights to indemnity with respect to any of the Assets or any of the Assumed Liabilities, provided that Delta shall pay any deductibles and self insured retentions with respect thereto;

         (n) All real and personal property tax refunds relating to the Assets to the extent reflected in the Net Working Capital;

         (o) All choses in action, claims, and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the ownership, use, function, or value of any of the Assets or the Assumed Liabilities, regardless of when such choses in action, claims, and demands arise;

         (p) All books, records, files, invoices, data bases, computer programs, manuals, and other materials (in any form or medium), including, without limitation, sales and promotional materials, personnel records, accounting records, sales order files, and supplier lists, in each case other than to the extent any of such items relate exclusively to Excluded Assets, Excluded Liabilities or personnel who will continue to be employed with the Company following the Closing;

         (q) The Company's rights pursuant to Section 10 (Noncompetition and Nonsolicitation) under the Employment Agreement dated as of July 18, 2005, between the Company and Julius D. Cline (the "Cline Employment Agreement");

         (r) All cash and cash equivalents of the Business; and

         (s) All goodwill attributable to the operation of the Business.

         1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company will retain and not transfer, and Delta will not purchase or acquire, the following (collectively, the "Excluded Assets"):

         (a) Any and all Material Agreements that are not listed on Schedule 1.7(a)(i) (including, without limitation, all Leases other than Assumed Leases); any Contracts relating exclusively to any of the Excluded Assets or Excluded Liabilities; and any employment contract or other agreement relating to compensation or severance payments with any director, officer, or employee;

         (b) The Plans, the assets related thereto, and any records related thereto;

         (c) The knitting, dyeing and finishing equipment and other assets of the Company described on Schedule 1.2(c);

         (d) Certain items of Distressed Inventory, to the extent set forth in
Section 1.5(f);

         (e) The minute books and corporate records of the Company;

         (f) The accounts receivable and prepaid items listed on Schedule
1.5(a);

         (g) The insurance claims listed on Schedule 1.5(a);

         (h) All books, records, files, manuals, and other materials (in any form or medium) relating to the employees of the Company listed on Schedule 1.2(h) who will continue as employees of the Company after the Closing;

         (i) All checks and drafts of the Company and all of the Company's records and files, banking records, Tax returns, accounting records and such other similar books and records relating to the Business;

         (j) The items of yarn and and greige fabric set forth on Schedule
1.2(j);

         (k) All bank accounts, safe deposit boxes, checking accounts or other accounts of any nature maintained by or on behalf of the Company;

         (l) The Company's rights under this Agreement;

         (m) All indemnity and contribution rights granted to or owed by third parties to the Company with respect to any Excluded Assets or Excluded Liabilities, and any and all rights or assets arising from and directly related to the defense, release, compromise, discharge or satisfaction by the Company of any liabilities and obligations relating thereto; and

         (n) All of the real estate owned by the Company and all of the real properties leased by the Company other than the Leased Properties.

         1.3 Closing. The purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall be consummated at the offices of Wyche, Burgess, Freeman & Parham, P.A. in Greenville, South Carolina on October 2, 2006 or at such other place, time, or date as the parties hereto may agree in writing (the "Closing Date"), to be effective as of 12:00 a.m. on the Closing Date.

         1.4 Purchase Price. In addition to the assumption of the Assumed Liabilities, the purchase price to be paid to the Company for the sale, transfer, and conveyance of the Assets shall be $20,000,000 (the "Initial Purchase Price") which shall be subject to adjustment in accordance with Sections 1.5 and 1.6 below (as adjusted, the "Purchase Price") and paid to the Company as provided in Sections 1.9, 1.5 (c), 1.5(d), 1.5(e), 1.6(a) and 1.6(b).

         1.5 Closing Net Working Capital Adjustment.

         (a) No later than sixty days following the Closing, the Company shall prepare or cause to be prepared and deliver to Delta the Net Working Capital (as defined below) as of the Closing Date, determined in accordance with GAAP and without giving effect to the Acquisition (the "Closing Net Working Capital"). "Net Working Capital" shall mean the sum of the Company's accounts receivable (net of reserves), inventory (net of reserves), prepaid expenses and deposits (up to $200,000 for such expenses and deposits), less accounts payable and accrued liabilities, calculated in accordance with GAAP; provided that there shall be excluded from the computation of Net Working Capital (i) accrued income taxes, (iv) the current portion of long-term debt, (v) the current portion of capital leases of equipment not included in the Assets and (vi) the assets and liabilities set forth in Schedule 1.5(a). In computing Net Working Capital, there shall be included in current liabilities the outstanding principal balance of the Company's capital lease with Dell Financial Services, dated as of May 2, 2006, and its equipment loan with Orix Financial Services, Inc., dated as of November 25, 2003. In is anticipated that these obligations will be assumed by Delta and, if assumable, will be included in Delta's Assumed Liabilities. If the obligations are not assumable, the principal balances shall be excluded from the computation of Net Working Capital and the obligations shall be retained by the Company and treated as Excluded Liabilities. For purposes of clarity in computing the Closing Net Working Capital, the parties agree that the attached
Schedule 1.5(b) accurately reflects examples of the computation of Net Working Capital assuming possible changes that could occur in its various components.

         (b) Disputes with respect to the Closing Net Working Capital shall be resolved as follows:

         (i) Delta shall have thirty (30) days after receipt of the Closing Net Working Capital (the "Review Period") to assert that any of the elements of or amounts reflected in the Closing Net Working Capital are not correct or that the Closing Net Working Capital was arrived at other than in accordance with the provisions of this Section 1.5 (a "Working Capital Dispute"). If Delta desires to assert a Working Capital Dispute, then it shall give the Company written notice of such dispute (a "Working Capital Dispute Notice") within the Review Period, setting forth in reasonable detail the items with which Delta disagrees, together with supporting calculations.

         (ii) Within thirty (30) days after delivery of the Working Capital Dispute Notice (if any), if Delta and the Company shall be unable despite their reasonable efforts to resolve the dispute set forth in the Review Notice, Delta and the Company shall jointly retain Dixon Hughes PLLC or another nationally recognized firm of independent public accountants mutually acceptable to them, the cost of which shall be borne equally by Delta and the Company. Such independent firm shall review the Closing Net Working Capital calculation (and, if necessary or appropriate in its judgment, any related work papers of the Company) and the Working Capital Dispute Notice, and shall, as promptly as practicable and in no event later than forty-five (45) days following the date of their engagement, deliver to Delta and the Company a report (the "Working Capital Adjustment Report") setting forth, in reasonable detail, its determination with respect to all of the disputed items or amounts specified in the Working Capital Dispute Notice, and the revisions, if any, to be made to the calculation of the Closing Net Working Capital to reflect such determination, together with supporting calculations. The Working Capital Adjustment Report shall be final and binding upon Delta, the Company and the Owners.

         (iii) If Delta does not deliver a Working Capital Dispute Notice to the Company within the Working Capital Dispute Period, the Closing Net Working Capital delivered by the Company shall be deemed to have been accepted by Delta in the form in which it was delivered by the Company and shall be final and binding upon Delta, the Company and the Owners.


         (c) Upon final determination of the Closing Net Working Capital pursuant to Sections 1.5 (a) and (b), the Purchase Price shall be adjusted as follows:

         (i) In the event that the Closing Net Working Capital is greater than $16,100,000, then the Purchase Price shall be increased by an amount equal to the Closing Net Working Capital less $16,100,000 (the "Excess Amount"), subject to the following:

                  (A) In selecting $16,100,000 (the "Base NWC") as the figure for determining whether the Purchase Price is adjusted pursuant to this Section 1.5, the parties have assumed that the Base NWC includes at least $17,000,000 of inventory. If the inventory included in the Closing Net Working Capital exceeds $17,000,000, this excess shall be included on a dollar-for-dollar basis in the computation of the Excess Amount, if any, up to $400,000. For clarity, the Excess Amount will not include (and thus the Purchase Price will not be increased by) more than $400,000 for inventory included in the Closing Net Working Capital, even if inventory exceeds $17,400,000 at Closing.

                  (B) If the Closing Net Working Capital exceeds the Base NWC by up to $2,000,000 for any reason, including an inventory level of up to $17,400,000, the purchase price shall be increased by the amount of the excess up to a maximum of $2,000,000; provided that if net accounts receivable included in Closing Net Working Capital exceed $7,000,000, this excess shall be included on a dollar-for-dollar basis in the computation of the Excess Amount, if any, without limit to the extent that net accounts receivable cause Closing Net Working Capital to exceed $18,100,000.

         The Excess Amount, if any, shall be paid by Delta to the Company by wire transfer of immediately available funds within ten (10) business days after the final determination of the Closing Net Working Capital, with interest at the rate of 6% per annum from the Closing Date.

         (ii) In the event that the Closing Net Working Capital is less than $16,100,000, then the Purchase Price shall be decreased by (y) if the Closing Net Working Capital is a positive amount, an amount equal to $16,100,000 less the Closing Net Working Capital or, (z) if the Closing Net Working Capital is a negative amount, an amount equal to 16,100,000 plus the positive difference between $0 and the Closing Net Working Capital (the amount calculated pursuant to clause (y) or (z), the "Deficit Amount"). The Deficit Amount, if any, shall be paid by the Company to Delta by wire transfer of immediately available funds within ten (10) business days after the final determination of the Closing Net Working Capital, with interest at the rate of 6% per annum from the Closing Date.

         (d) This transaction is contemplated to be completed in the third calendar quarter of 2006, a period in which the Company is building up finished goods (blanks and printed goods) for anticipated increases in fourth quarter sales. If the Company demonstrates to Delta that a build up of finished goods in the third quarter of 2006 is supported by historical experience and meetings with customers, Delta agrees that the Company can increase the Company's finished goods inventory in the third quarter of 2006 by up to $2,500,000 from the level of finished goods inventory at the end of the Company's second quarter end of approximately $10,500,000 (excluding the inventory referred to in Section 1.5(f) below). If inventory on the Closing Date exceeds $17,400,000 by up to $2,500,000 in additional inventory (all in finished goods) and Delta has previously agreed that it was appropriate to produce such excess, such additional inventory shall be set forth in Schedule 1.5(d) acceptable to Delta and the Company and prepared on or before the final determination of Closing Net Working Capital. After the preparation of Schedule 1.5(d), Delta will promptly pay for the additional inventory reflected in Schedule 1.5(d) by delivery to the Company of a non-interest bearing note. The note shall be paid as inventory is reduced to less than the maximum amount of $17,400,000 that may be included in the calculation of Closing Net Working Capital, but in any event no later than March 31, 2007.

         (e) Close-out and irregular inventory ("Distressed Inventory") of each apparel category will be identified in Schedule 1.5(e), which shall be acceptable to Delta and the

Company and prepared on or before the final determination of Closing Net Working Capital. Schedule 1.5(e) shall identify the portion of the Distressed Inventory that would ordinarily be sold to the Company's regular first quality private label customers. This portion of the Distressed Inventory will be sold to Delta at the lower of the Company's marked down price or standard cost ("Book Value"). Delta will pay for this inventory by prompt delivery of a non-interest bearing promissory note to the Company in the principal amount of the Book Value or such lesser amount as Delta realizes from the sale of such inventory. The note will be payable from the proceeds of the sale of the inventory as the proceeds are received by Delta. All other items of Distressed Inventory included in the schedule referred to above will be Excluded Assets and will be retained by the Company. The Company will be responsible for selling these items subsequent to Closing. As soon as practicable, but not less than 60 days after Closing, the Company will remove all remaining unsold items from Delta's facilities formerly occupied by the Company or its subsidiaries and stored in facilities that are maintained and paid for by the Company. Any such items remaining in the Company's Lumberton facility will also be removed and stored in facilities maintained and paid for by the Company.

         1.6 Additional Adjustments.

         (a) The Purchase Price has been calculated based on the amount of the equity of the Company's El Salvador Subsidiary and Mexican Subsidiary on the books of the Company, net of any intangible assets, plus payables from these subsidiaries to the Company and less receivables from these subsidiaries to the Company (collectively, "Net Sub Equity") that existed as of May 31, 2006 on the financial statements of the Mexican Subsidiary and as of June 2, 2006 on the financial statements of the El Salvador Subsidiary. For purposes of calculating Net Sub Equity, Delta and the Company agree that these subsidiaries act as subcontractors for the Company and, as such, have inventory on hand that belongs to the Company in which the subsidiaries have invested value, but have not yet invoiced the Company. The Company's standard practice is for invoicing to occur at the time product is exported to the United States by the relevant subsidiary. The parties agree that the value of the El Salvador Subsidiary's and the Mexican Subsidiary's inventory that has not yet been exported into the United States is a component of Net Sub Equity and shall not be included in determination of Net Working Capital. Delta and the Company agree that the Net Sub Equity was approximately $700,000 as of May 31, 2006, and that from May 31, 2006 until the to the Closing Date, the Net Sub Equity of the subsidiaries will change. If, as of the Closing Date, the Net Sub Equity exceeds $700,000, Delta shall pay to the Company the excess amount (up to a maximum of $100,000) in cash. If, as of the Closing Date, the Net Sub Equity is less than $700,000, the Company shall pay the amount of the deficiency to Delta. The final amount of Net Sub Equity will be determined using the same procedure and payment terms as set forth in clauses
(a) and (b) of Section 1.5 for the determination of Closing Net Working Capital.

         (b) Prior to the Closing, the Company expects to purchase additional printing and related equipment, all of which will form part of the fixed assets included in the Assets. As long as these purchases are reasonably acceptable to Delta, Delta will increase the Purchase Price by the documented cost of such equipment (up to a maximum of $300,000) and pay such cost upon the final determination of Closing Net Working Capital.

         1.7 Assumption of Liabilities

         (a) On the Closing Date, Delta shall assume and agree to discharge all of the following obligations with respect to the Business in accordance with their respective terms, but only to the extent that such obligations do not expressly constitute Excluded Liabilities (the "Assumed Liabilities"):

         (i) Any and all liabilities, obligations, and commitments arising out of (A) the Material Agreements that are listed on Schedule 1.7(a)(i) or
         (B) any lease of tangible personal property relating to the Business that provides for annual payments by the Company of less than $5,000 and that may not be terminated upon 90 days (or less) notice without any liability, penalty or premium and that has an unexpired term of more than one year in duration, excluding in all cases, any obligation or liability for any pre-Closing breach of such Material Agreement or Contract by the Company; and

         (ii) The accrued liabilities set forth on Schedule 1.7(a)(ii) or otherwise included in Closing Net Working Capital or the computation of Net Sub Equity and all worker severance and termination obligations of the Mexican Subsidiary and the El Salvador Subsidiary payable after the Closing Date and attributable to the termination of employees of such subsidiaries after the Closing Date;

         (b) Notwithstanding any provision of this Agreement to the contrary, Delta shall not assume any liabilities, obligations, or commitments of the Company other than the Assumed Liabilities, and all such other liabilities, obligations, and commitments shall be retained by the Company (the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

         (i) Except as provided in Section 1.7(a)(ii), all trade accounts payable, accrued payroll, accrued employee benefits, including accrued vacation and sick leave and accrued post retirement and post employment benefits, accrued taxes, and all other accrued expenses relating to the Business;

         (ii) Any liabilities or obligations for borrowed money or evidenced by bonds, debentures, notes, drafts, or similar instruments;

         (iii) Any and all liabilities, obligations, or commitments arising out of any and all Material Agreements that are not listed on Schedule 1.7(a)(i), including liabilities, obligations, and commitments arising out of the automobile leases of the Company;

         (iv) Subject to Section 4.1, any and all Taxes (whether pursuant to existing laws and regulations or laws and regulations subsequently enacted by any Governmental Authority) which arise from (A) the operation of the Business on or prior to the Closing Date; (B) the ownership of the Assets on or prior to the Closing Date; or (C) the consummation of the Acquisition;

         (v) Except as otherwise expressly provided in this Agreement, any liabilities or obligations relating to employees of the Business while employed by the Company, including all liabilities or obligations relating to any claims by employees of the

         Business, whether pending as of the Closing Date or arising after the Closing Date, due to acts, alleged acts, or omissions of the Company under any federal labor or employment laws or state laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, or other employment practices or otherwise relating to or arising out of the employment relationship with the Company or the termination thereof, including, without limitation, any liabilities and obligations associated with the Cline Employment Agreement;

         (vi) Except as provided in Section 1.7(a), all liabilities or obligations under any employment, severance, retention, or termination agreement between the Company and any of its employees;

         (vii) Any liabilities or obligations relating to any of the Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, or any other employee benefits of any kind for employees of the Company;

         (viii) Any liabilities or obligations with respect to any actions, suits, proceedings, or possible claims, whether such actions, suits, proceedings, or possible claims are currently pending, threatened, contingent, subsequently arise, or otherwise, to the extent relating to the conduct of the Business on or prior to the Closing Date, including any such matters disclosed on Schedule 2.1.12 and without regard to whether any such actions, suits, proceedings, or possible claims are described on Schedule 2.1.12;

         (ix) Any and all liabilities or obligations arising from or in connection with warranty claims or product liability claims relating to products manufactured or sold by the Company prior to the Closing Date and any liabilities relating to the return of any products sold by the Company prior to the Closing Date;

         (x) Any liabilities for Environmental Damages, whether or not disclosed in the schedules to this Agreement or otherwise known to the Company, the Owners or Delta;

         (xi) All costs, expenses, liabilities, or obligations incurred by the Company incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein; and

         (xii) Any liabilities or obligations relating to the Excluded Assets.

         1.8 Closing Date Deliveries by the Company. On the Closing Date, the Company shall deliver or cause to be delivered to Delta:

         (a) a Bill of Sale, Assignment and Assumption Agreement, covering all of the Assets and the Assumed Liabilities, which shall include, without limitation, an assignment of the Company's rights under Section 10 (Noncompetition and Nonsolicitation) of the Cline Employment Agreement and Mr. Cline's consent to such assignment;

         (b) a real property lease agreement in a form to be agreed upon between the parties hereto prior to Closing (the "Concord Lease") whereby the Company (as landlord) shall lease to Delta (as tenant) the real property owned by the Company in Concord, North Carolina;

         (c) an Assignment and Assumption of Lease Agreements with respect to the Assumed Leases;

         (d) a Trademark and Service Mark Assignment with respect to each of the Trademarks;

         (e) an opinion of Moore & Van Allen, PLLC, counsel to the Company and the Owners, reasonably acceptable to Delta;

         (f) a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of the Company, certifying and attaching the resolutions adopted by the Company's board of directors and shareholders approving the Acquisition;

         (g) certificates as of a recent date as to the valid existence of the Company in North Carolina and good standing as a foreign corporation in Alabama;

         (h) a certificate executed by the Company as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 5.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2; and

         (i) such other documents, all in form and substance reasonably satisfactory to Delta, as Delta may reasonably request for the purpose of (x) evidencing the accuracy of any of the representations and warranties of the Company, (y) evidencing the performance by the Company and the Owners of, or the compliance by the Company and the Owners with, any covenant or obligation required to be performed or complied with by the Company and the Owners, or (z) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         1.9 Closing Date Deliveries by Delta. On the Closing Date, Delta shall deliver or cause to be delivered to the Company the Initial Purchase Price in cash by wire transfer to an account designated by the Company within five days prior to the Closing Date and the following items:

         (a) a Bill of Sale, Assignment and Assumption Agreement, covering all of the Assets and the Assumed Liabilities;

         (b) the Concord Lease;

         (c) an Assignment and Assumption of Lease Agreements with respect to the Assumed Leases;

         (d) a Trademark and Service Mark Assignment with respect to each of the Trademarks;

         (e) certified copies of the resolutions adopted by their respective boards of directors approving the Acquisition;

         (f) a certificate as of a recent date as to the good standing of Delta in its jurisdiction of incorporation;

         (g) employment agreements with those employees of the Company identified in Schedule 5.6(a);

         (h) to the extent applicable, promissory notes referred to in Sections 1.5(d) and 1.5(e) in forms reasonably acceptable to the parties hereto; and

         (i) such other documents, all in form and substance reasonably satisfactory to the Company, as the Company may reasonably request for the purpose of (x) evidencing the accuracy of any of the representations and warranties of Delta, (y) evidencing the performance by Delta of, or the compliance by Delta with, any covenant or obligation required to be performed or complied with by Delta, or (z) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         1.10 Further Assurances. From and after the Closing Date, the Company shall deliver to Delta such other bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Delta, as Delta may reasonably request or as may be otherwise reasonably necessary to vest in Delta all right, title, and interest of the Company in, to, or under all of the Assets. If at any time following the Closing, any party receives any payment, correspondence, or other property that is intended for or belongs to another party or to which another party is legally entitled, then the party receiving such payment, correspondence, or other property shall promptly pay over such payment or deliver such correspondence or other property to the other party. From and after the Closing Date, the Company shall take all steps as may be reasonably necessary to put Delta in actual possession and control of all the Assets. From time to time following the Closing, the parties shall execute and deliver to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated hereunder.

         1.11 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with GAAP. The parties agree that such allocation is a fair and reasonable allocation of the Purchase Price, and the parties shall file all applicable tax returns and reports (including IRS Form 8594 issued pursuant to Section 1060 of the Code) in accordance with and based upon such allocation and shall not take any position in any tax return or report, or any tax proceeding or audit, that is inconsistent with such allocation.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of the Company and the Owners. Except as otherwise set forth in this Article II, the Company represents and warrants to Delta as of the date hereof and, with respect to the respresentations and warranties in Sections 2.1.2(b) and (c), each Owner represents and warrants to Delta as of the date hereof:

         2.1.1 Corporate Status; Authorization.

         (a) Corporate Existence. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. The Company is qualified as a foreign corporation to do business in Alabama. Other than the Mexican Subsidiary and the El Salvador Subsidiary, the Company does not have any subsidiaries, does not own any shares, membership interests, or other equity interests of any Person, and is not a party to any joint venture or other similar agreement or arrangement.

         (b) Authorization. The Company has full corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered by it at Closing, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each Owner has full power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered by him or her at Closing, to consummate the transactions contemplated hereby and thereby, and to perform his or her obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments executed and delivered by the Company at Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the other agreements and instruments executed and delivered by the Company at Closing have been duly executed and delivered by the Company, and this Agreement and the other agreements and instruments executed and delivered by the Company at Closing constitute the legal, valid, and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by laws affecting the rights and remedies of creditors and applicable principles of equity (the "Enforceability Exceptions").

         2.1.2 Conflicts and Consents.

         (a) Conflicts of the Company. Except as set forth on Schedule 2.1.2(a), the execution and delivery of this Agreement and the other agreements and instruments executed and delivered by the Company at Closing and the consummation by the Company of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not (y) result in the creation of any Lien (other than Permitted Liens) on any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, Contract, Material Agreement, license, franchise, permit, or instrument to which the Company is a party or by which the Company may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to the Company.

         (b) Conflicts of Owners. Except as set forth on Schedule 2.1.2(b), the execution and delivery of this Agreement and the other agreements and instruments executed and delivered by each Owner at Closing and the consummation by each Owner of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not (y) result in the creation of any Lien upon on any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, Contract, license, franchise, permit, or instrument to which the Company is a party, by which the Company may be bound, or that affects any of the Assets, or (iii) any judgment order, decree, law, statute, rule, or regulation applicable to the Company or any of the Assets.

         (c) Consents. Except as set forth on Schedule 2.1.2(c), no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by the Company or any Owner in connection with the execution, delivery, and performance of this Agreement or the consummation by the Company or the Owners of the transactions contemplated hereby in the manner contemplated hereby.

         2.1.3 Financial Information; Material Adverse Change; Undisclosed Liabilities.

         (a) Financial Statements. The Company has delivered to Delta true and complete copies of the the consolidated audited statement of operations of the Company and its subsidiaries for the fiscal year ended December 31, 2005 and an the consolidated audited balance sheet of the Company as of such date (the "Annual Financials"), in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. The Company also has delivered to Delta an unaudited statement of operations of the Company for the six (6) month period ended July 1, 2006 and an unaudited balance sheet of the Company as of July 1, 2006 (the "Interim Financials") prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. The Annual Financials and Interim Financials are set forth on Schedule 2.1.3(a). Except as set forth on Schedule 2.1.3(a) with respect to the Interim Financials, the Annual Financials and the Interim Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly in all material respects the financial condition of the Company at the respective dates indicated and the results of operations of the Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments in accordance with GAAP (none of which will be material) and do not contain footnotes otherwise required by GAAP. The accounting books and records of the Company as of the date hereof are true, accurate, and complete in all material respects.

         (b) No Material Adverse Change. Except as disclosed on Schedule 2.1.3(b), since July 1, 2006, there has been no change in the properties, business, financial condition, or prospects of the Company that has had or could reasonably be expected to have a Material Adverse Effect.

         (c) No Liabilities. Except (i) as and to the extent reflected in the Interim Financials, (ii) for nonmaterial liabilities incurred since July 1, 2006 in the ordinary course of business consistent with past practice, (iii) for obligations arising under purchase orders and agreements to sell inventory in the ordinary course of business consistent with past practice, (iv) for liabilities incurred in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby (including legal, accounting and environmental Phase I fees and expenses), (v) as and to the extent reflected in the Closing Net Working Capital, (vi) for obligations arising under leases or agreements that constitute Assets, and (vii) as disclosed on Schedule 2.1.3(c), the Company does not have any liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) of the type that would be required to be set forth on a balance sheet prepared in accordance with GAAP.

         2.1.4 No Liens. The Company has good, exclusive, and marketable title to the Assets, free and clear of all Liens of any nature whatsoever, except for Permitted Liens. At Closing, the Company will have good, exclusive, and marketable title to the Assets, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, other than inventory that is sold by the Company between the date hereof and the Closing in the ordinary course of business.

         2.1.5 Accounts Receivable. Schedule 2.1.5 contains a true and complete list of the Company's receivables in excess of $2,000 and an aging of such accounts receivable as of the close of business on July 1, 2006. Except as disclosed on Schedule 2.1.5, all accounts receivable of the Company (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practice and are valid claims enforceable against the account debtor, (ii) are owned free and clear of any Liens other than Permitted Liens, and (iii) are accurately and fairly reflected on the Annual Financials and the Interim Financials. All reserves of the Company have been recorded such that accounts receivable are valued in the aggregate at their estimated net realizable value.

         2.1.6 Inventories. The inventories of the Company included in the Assets are usable and sufficient for the purposes for which they were purchased or manufactured, except for inventories for which adequate reserves have been provided and reflected in the Annual Financials and the Interim Financials. The values at which inventories are carried on the Annual Financials and the Interim Financials reflect the normal inventory policy of the Company (including the writing down or reserving of the value of slow-moving or obsolete inventory or inventory of below-standard quality to estimated net realizable market value in accordance with GAAP), at the lower of cost or market on a first-in, first-out basis and are not in excess of the value of such inventories computed in accordance with GAAP on a consistent basis.

         2.1.7 Personal Property. The tangible personal property (other than inventories) and equipment owned, operated, or leased by the Company and included in the Assets are in good operating condition and repair, ordinary wear and tear excepted, are used by the Company and, to the Company's Knowledge, are in conformity in all material respects with all Applicable Law, and to the Company's Knowledge, there are no facts or conditions affecting such tangible personal property that could, individually or in the aggregate, interfere in any material respect with the continued use thereof in the usual and normal conduct of the operations of the Business consistent with past practice. The tangible personal property listed on Schedule 1.1(c) comprises all assets of the Company, other than inventories and the Intellectual Property, required for the continued conduct of the Business by Delta as presently conducted. Except as set forth on Schedule 2.1.7, the Company has good and marketable title to, and owns free and clear of any Liens (other than Permitted Liens), the tangible personal property listed on Schedule 1,1(c) (except for tangible personal property that is leased pursuant to leases set forth on
Schedule 2.1.11).

         2.1.8 Real Property. Schedule 2.1.8 sets forth all leasehold interests in real property currently held by the Company which will be transferred to Delta in connection with the Acquisition (the "Assumed Leases"). The Company has previously delivered to Delta true and complete copies of each lease with respect to such real property interests (the "Leases," and the real property subject to such Leases, the "Leased Properties"). The Leased Properties and the real property owned by the Company on Manor Avenue in Concord, North Carolina are the "Properties." The Leases are valid and in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party to any such Lease has breached any material provision of any such Lease or is in default in any material respect under the terms of any such Lease. The Company possesses and quietly enjoys the premises under such Leases, and such premises are not subject to any Liens of any nature whatsoever (other than Permitted Liens), encroachments, building or use restrictions, exceptions, reservations, or limitations that interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business. All buildings, structures, fixtures, and improvements located on the Leased Properties are in good repair and in good condition, ordinary wear and tear excepted. The Company has not received notice of any violation of any applicable zoning regulation, ordinance, or other Applicable Law relating to the Leased Properties or the operations of the Leased Properties, and to the Knowledge of the Company, no such notice has been given or violation has occurred. The Company has not received written notice of any pending or threatened condemnation proceeding relating to any of the Leased Properties and, to the Knowledge of the Company, there are no such pending or threatened proceedings. The structures, material tangible properties, and equipment owned, operated, or leased by the Company at the Leased Properties are in conformity in all material respects with all Applicable Law. To the Knowledge of the Company, there are no (y) subleases, licenses, concessions, or other agreements, written or oral, granting to any other Person the right to acquire, use, or occupy any portion of, any of the Leased Properties, or (z) Persons (other than the Company) in possession of any of the Leased Properties.

         2.1.9 Intellectual Property.

         (a) Schedule 2.1.9 contains a list of all registered trademarks and trademark registration applications, issued patents and patent applications, trade names, websites, web pages, and domain names, whether registered or not, owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise or that are used by the Company. Schedule 2.1.9 designates whether each such trademark, patent, patent application, trade name, website, web page, and domain name is owned or licensed by the Company.

         (b) All trade names, trademarks and service marks listed on Schedule
2.1.9 that have been registered with the United States Patent and Trademark Office or with similar foreign authorities (the "Trademarks") are currently in compliance with all Applicable Law (including the timely post-registration filings of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions due within ninety (90) days after the Closing Date. No Trademark has been or is now involved in any opposition, invalidation, or cancellation proceeding. To the Knowledge of the Company: (i) no such action has been threatened, (ii) no Person has infringed, misappropriated or otherwise conflicted with any of the Trademarks, and (iii) none of the Trademarks infringes any trade name, trademark, or service mark of any Person.

         (c) All issued patents listed on Schedule 2.1.9 (the "Patents") are currently in compliance with all Applicable Law (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions due within ninety (90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceedings and to the Knowledge of the Company no such action is threatened. To the Knowledge of the Company: (i) no Person has infringed, misappropriated or otherwise conflicted with any of the Patents, and (ii) none of the products manufactured to sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any Person.

         (d) To the Knowledge of the Company and except as set forth on Schedule 2.1.9, no third Person is engaged in any activity that would constitute an infringement of any Intellectual Property. There are no claims or proceedings pending or, to the Knowledge of the Company, threatened against the Company asserting that the Company has, is, or was infringing any patent, trademark, trade name, or other intellectual property right of any third Person. The Company owns or by license or otherwise has the right to use all Intellectual Property, and no intellectual property other than the Intellectual Property is necessary or advisable for the conduct of the Business as currently conducted. No Intellectual Property has been refused registration by any Governmental Authority or is pending registration with any Governmental Authority.

         2.1.10 Insurance. The assets, properties, and business of the Company are insured under the various policies of general liability and other forms of insurance set forth on Schedule 2.1.10. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any of such policies has been received by the Company.

         2.1.11 Material Agreements. Except for the Contracts, franchises, agreements, plans, leases, and licenses described on Schedule 2.1.11, the Company is not a party to or subject to:

         (a) any employment contract or any other agreement relating to compensation or severance payments with any director, officer, employee, consultant, or agent;

         (b) any Contract with an agent, sales representative, dealer, or distributor;

         (c) any plan, Contract, or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or other benefits for employees;

         (d) any Contract with any labor union;

         (e) any lease involving payment of annual rentals in excess of $12,000 that may not be terminated by the Company upon 90 days (or less) notice without any liability, penalty or premium and that has an unexpired term of more than one year in duration;

         (f) any Contract for the purchase of materials, services, or supplies involving annual payments in excess of $12,000 that may not be terminated by the Company upon 90 days (or less) notice without any liability, penalty or premium and that has an unexpired term of more than one year in duration;

         (g) any Contract for the purchase of equipment or any construction involving annual payments in excess of $12,000 that may not be terminated by the Company upon 90 days (or less) notice without any liability, penalty or premium and that has an unexpired term of more than one year in duration;

         (h) any Contract for the sale of products involving annual payments to the Company in excess of $12,000 that may not be terminated by the Company upon 90 days (or less) notice without any liability, penalty or premium and that has an unexpired term of more than one year in duration;

         (i) any Contract pursuant to which the Company has any obligation to indemnify any Person;

         (j) any instrument evidencing or related to indebtedness for money loaned or borrowed by the Company or indebtedness guaranteed by the Company;

         (k) any Contract containing covenants limiting the freedom of the Company to compete in any line of business or with any Person;

         (l) any license or franchise agreement in which the Company is the licensor or franchisor;

         (m) any license or franchise agreement in which the Company is the licensee or franchisee; or

         (n) any Contract, not otherwise covered by any of the other items of this Section 2.1.11, which (i) involves the annual payment or receipt by the Company of $12,000 or more; and (ii) does not terminate, or is not terminable, by and without penalty to the Company prior to one year from the date hereof.

All Contracts, franchises, plans, and licenses described on Schedule 2.1.11 (the "Material Agreements") are valid and in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party to any such Material Agreement has breached any material provision of any such Material Agreement or is in default in any material respect under the terms of any such Material Agreement. Schedule 2.1.11 identifies each Material Agreement that is or might be breached by, or terminable by any other party upon, the sale of substantially all of the Assets or occurrence of any of the other transactions contemplated by this Agreement.

         2.1.12 Litigation. Except as set forth on Schedule 2.1.12, there are no actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or its properties, assets, or business or which would prevent the consummation of the transactions contemplated hereby. None of the actions, suits, or proceedings set forth on
Schedule 2.1.12 will, individually or in the aggregate, if adversely decided against the Company, have a Material Adverse Effect or will prevent or hinder the consummation of the transactions contemplated hereby. To the Knowledge of the Company, there is no investigation pending or threatened by any Governmental Authority with respect to the Business.

         2.1.13 No Judgments or Orders. The Company is not a party to or subject to any judgment, order, or decree entered in any action or proceeding brought by any Governmental Authority or any other Person enjoining it in respect of any business practice, the conduct of business in any area, the acquisition of any property, or in any other respect.

         2.1.14 Compliance with Laws; Permits.

         (a) Compliance with Laws. The Company is not in violation of any Applicable Law in any material respect. The Company has not received any written notice to the effect that, or otherwise been advised in writing that, the Company is not in compliance with any Applicable Law.

         (b) Permits. All material licenses, permits, registrations, orders, and other approvals of all Governmental Authorities and third Persons with respect to the conduct of the Business by the Company have been obtained by the Company, are set forth on Schedule 2.1.14(b), and are in full force and effect, and there has been neither any violation, suspension, or cancellation thereof.

         2.1.15 Tax Matters. The Company is an S corporation as defined in
Section 1361 of the Code. The Company has correctly prepared and timely filed all foreign, federal, state, and local tax returns and other tax reports required to be filed, and has paid, or set up an adequate reserve in the Annual Financials and the Interim Financials for the payment of, Taxes required to be paid in respect of the periods covered by such returns, and have set up an adequate reserve in the Annual Financials and the Interim Financials for the payment of all Taxes anticipated to be payable by the Company in respect of the period subsequent to the last of such periods. The Company is not delinquent in the payment of any Taxes, has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report. No deficiencies for Taxes payable by the Company have been assessed or asserted. There is no pending or, to the Knowledge of the Company, threatened examination or audit by the Internal Revenue Service or any foreign, state, or local taxing authority of such returns. No claim has ever been made by any Governmental Authority in any jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. All proper amounts have been collected or withheld and paid by the Company to the relevant taxing Governmental Authority for all Taxes payable with respect to the Business. No Liens exist, or will exist immediately following Closing, on the Assets that relate to or are attributable to any Taxes.

         2.1.16 Compliance with ERISA.

         (a) Schedule 2.1.16 sets forth a complete list of each "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") regardless of whether such plan is subject to ERISA, and each bonus, deferred or incentive compensation, stock purchase, stock option, severance, or termination pay plan or program that is maintained or contributed to by the Company for the benefit of any Company Personnel (the "Plans"). With respect to each of the Plans, the Company has made available to Delta correct and complete copies of each of the following documents: (i) the Plans and related trust or other funding documents (including all amendments thereto), (ii) the most recent Form 5500 annual report, including all attachments thereto, filed with the Internal Revenue Service, (iii) the most recent trust report, if any, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each such Plan that is intended to be qualified under Section 401 of the Code, and (v) the summary plan description.

         (b) Each Plan has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the Code, including the requirement to file an annual report. No Plan is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer" plan (within the meaning of Section 4063 or 4064 of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to that effect or has an application pending for such a determination letter with the Internal Revenue Service.

         (c) Neither the Company nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Company or any Person whom the Company has an obligation to indemnify to any tax or penalty imposed under
Section 4975 of the Code or Section 502 of ERISA.

         (d) The Company has not at any time maintained, contributed to, or been required to contribute to, any plan subject to Title IV of ERISA.

         2.1.17 Labor Matters. There has been no work stoppage or slowdown or other labor difficulties relating to the Company that has had or could reasonably be expected to have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement with any labor union or similar organization, nor does the Company know of any such organization that represents or claims to represent the Company's employees or is currently seeking to represent or organize the employees at any of the Properties. There are no labor disputes currently subject to any pending grievance procedure, arbitration, or litigation, and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company. The Company has complied in all material respects with all Applicable Law pertaining to the employment of its employees, including, without limitation, all laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, and other similar employment practices and acts.

         2.1.18 Environmental. Except as disclosed on Schedule 2.1.18,

         (a) The Company complies, and the Company at all times has complied with, all Environmental, Health or Safety Requirements of Law applicable to the business thereof or the

Properties, including, without limitation, the use, maintenance, and operation of the Properties and all activities and conduct of business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage, and/or disposal of any Contaminant, except where the failure to comply would not have a Material Adverse Effect;

         (b) The Company has obtained or has taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all environmental, health, and safety permits, consents, licenses, and other authorizations (collectively, "EHS Permits") necessary for the operation of its business and the operation of the Properties, copies of all such EHS Permits are set forth on Schedule 2.1.18, all such EHS Permits are in good standing, and the Company is currently in compliance in all material respects with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. There are no proceedings pending or, to the Knowledge of the Company, threatened that would jeopardize the validity of any such EHS Permit;

         (c) The Company is not subject to any judicial or administrative proceeding, notice, order, judgment, decree, or settlement, or to the Knowledge of the Company, any investigation, alleging or addressing in connection with the business of the Company or the Properties (i) any violation of any Environmental, Health or Safety Requirements of Law; (ii) any Remedial Action; or (iii) any claims, liabilities, or costs arising from the Release or threatened Release of any Contaminant;

         (d) No Environmental Lien has attached to any of the personal property owned by the Company or, to the Knowledge of the Company, any of the Properties;

         (e) The Company has not received, and is not otherwise aware of, any notice, claim, or other communication concerning (i) any investigation or alleged violation of any Environmental, Health or Safety Requirements of Law at the Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) any investigation or alleged liability of the Company for Environmental Damages arising out of or related to the business of the Company or any of the Properties, or (iii) any investigation or alleged liability of the Company arising out of or related to the business of the Company or any of the Properties for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons relating to the actual or suspected presence or removal of Contaminants on any of the Properties or from any of the Properties, nor is the Company aware of any basis for any such writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, summons, or investigation being instituted or filed;

         (f) Neither the Company nor, to the Knowledge of the Company, any other Person has caused any Release or threatened Release of any Contaminants at, to, or from any of the Properties;

         (g) None of the Properties is listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the

Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and the Company is not aware of any conditions at any of the Properties which, if known to a Governmental Authority, would qualify any of the Properties for inclusion on any such list;

         (h) The Company has not disposed (as such term is defined in the Federal Resource Conservation and Recovery Act ("RCRA")) of any hazardous waste (as such term is defined in RCRA) at any of the Properties;

         (i) Except in material compliance with the requirements of applicable Environmental, Health and Safety Requirements of Law, the Company has not transported or arranged for the transport of any Contaminant to any site, other than amounts and types of Contaminants not subject to regulation under Environmental, Health and Safety Requirements of Law;

         (j) The Company has not transported or arranged for the transport of any Contaminant to any facility or site for the purpose of treatment or disposal that (i) is included on the NPL or CERCLIS, (ii) is or was, at the time of disposal, subject to a Remedial Action requirement issued under RCRA or any state or local solid or hazardous waste regulatory law, or (iii) to the Knowledge of the Company, at the time of the disposal had received a notice of violation with respect to alleged violations of any Environmental, Health and Safety Requirements of Law;

         (k) There is not constructed, placed, deposited, stored, disposed, or located on any of the Properties any asbestos in any form that is friable;

         (l) The Company has not used any, and to the Knowledge of the Company, there are no, underground storage tanks at any of the Properties. There are no above ground storage tanks or other active or inactive waste treatment, storage, and/or disposal facilities including, but not limited to, incinerators or surface impoundments at, on, under, or within any of the Properties, and the Company has not used any of the foregoing and none of the foregoing has been closed or removed by the Company, and the Company has not used any, and to the Knowledge of the Company, there are no, underground improvements, including, but not limited to, treatment or storage tanks, sumps, or water, gas, or oil wells, or associated piping, but excluding utility-owned underground improvements, are or have ever been located on any of the Properties;

         (m) There is not constructed, placed, deposited, released, stored, disposed, leaching, or located on any of the Properties any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment that contain dielectric fluid containing PCBs;

         (n) The Company has no liability, and has not received and is otherwise unaware of any notice, claim, or other communication alleging liability on the part of the Company, for the violation of any Environmental, Health or Safety Requirements of Law, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the business of the Company or any of the Properties;

         (o) The Company has not been required by any Governmental Authority to perform any investigation, Remedial Action, or other response action in connection with any actual or alleged Contaminant; and

         (p) The Company has made available to Delta (or will make available to Delta a reasonable time prior to Closing) all environmental studies, reports, and other documents in their possession, custody, or control relating to any of the Properties, the Assets, or the Business.

         (q) The representations and warranties in this Section 2.1.18 are the sole representations and warranties made by the Company with respect to Contaminants and Environmental, Health and Safety Requirements of Law.

         2.1.19 Absence of Certain Changes. Except as set forth on Schedule 2.1.19, since July 1, 2006, the Company has not:

         (a) mortgaged, pledged, or subjected to any Lien any of its assets, tangible or intangible;

         (b) entered into, amended, or terminated any Lease or Material
Agreement;

         (c) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, except acquisitions and sales of inventory in the ordinary course of business;

         (d) (i) increased the wages, salaries, compensation, pension, or other benefits payable or to become payable to any Company Personnel other than in accordance with the normal compensation and benefit policies of the Company or in accordance with pre-existing pension or other benefit plans, (ii) granted any severance or termination pay, (iii) entered into any employment, severance, or consulting agreement or arrangement with any Company Personnel, (iv) granted, made, or accrued, contingently or otherwise, any bonus, incentive compensation, service award, or other like benefit to the credit of any Company Personnel; or
(v) made any addition to or modification of any Plan;

         (e) forgiven or canceled any material debts or claims or waived any material rights of value;

         (f) suffered any damage, destruction, or loss (whether or not covered by insurance) adversely affecting its properties, business, operations, or financial condition;

         (g) suffered any labor trouble affecting its business or operations that could reasonably be expected to have a Material Adverse Effect;

         (h) suffered or experienced any loss of or, to the Knowledge of the Company, suffered or experienced any change in relations with, any Company Personnel, suppliers, or customers that could reasonably be expected to have a Material Adverse Effect;

         (i) incurred any indebtedness for borrowed money (or guaranteed any indebtedness of others) other than trade indebtedness incurred in the ordinary course of business;

         (j) changed any method of accounting or accounting practice or policy;

         (k) conducted its business other than in the ordinary course so as to preserve the business intact and to preserve for Delta the goodwill of the employees, suppliers, customers, and other Persons having business relations with the Company, except as required by this Agreement;

         (l) settled or compromised any claim, suit, or cause of action involving more than $5,000;

         (m) altered its terms and conditions of sale or its collection practices with respect to accounts receivable, including any practice which has had the effect of accelerating the recording and billing of accounts receivable;

         (n) altered its payment practices with respect to accounts payable, including any practice which has had the effect of delaying the payment of expenses and other reserves;

         (o) except as set forth on Schedule 1.6(b), made any capital expenditures or commitments therefor involving payments in excess of $12,000 in the aggregate; or

         (p) made any agreement to do any of the foregoing.

         2.1.20 Customers and Suppliers. The Company has not received notice from any Significant Customer or Significant Supplier that (i) it intends to terminate any existing contractual relationship with the Company, other than commitments or relationships that expire or terminate by their terms; (ii) in the case of a Significant Customer, that the Significant Customer will not purchase goods or services from the Company or that the Company will in the future be disqualified from submitting bids in response to requests for proposals from such Significant Customer; or (iii) in the case of a Significant Supplier, that such Significant Supplier will no longer provide products or services to the Company.

         2.1.21 Product Warranty. Each product manufactured, sold, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty, or indemnity beyond the applicable standard terms and conditions of sale, which standard terms and conditions of sale are set forth on
Schedule 2.1.21.

         2.1.22 Product Liability. The Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Company.

         2.1.23 Brokers, Finders. Neither the Company nor any Owner has retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against Delta for any brokerage or finder's commission, fee, or similar compensation.

         2.1.24 Subsidiaries. Other than with respect to the El Salvador Subsidiary and the Mexican Subsidiary, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person. Schedule 2.1.24 sets forth the capitalization of each of the El Salvador Subsidiary and Mexican Subsidiary. All of the outstanding shares of capital stock or other equity interests of each of the El Salvador Subsidiary and Mexican Subsidiary are duly authorized, validly issued and fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Laws for such subsidiary in such subsidiary's state or other jurisdiction of incorporation, such subsidiary's articles of incorporation or bylaws (or the equivalent thereof) or any contract or commitment to which such subsidiary is a party or otherwise bound, and (ii) issued in compliance with all Applicable Laws, including federal and state securities laws (and securities laws of any other jurisdiction, including the jurisdiction of the subsidiary's organization), and are owned by the Company, free and clear of any and all Liens.

         2.1.25 Disclosure. This Agreement, the Schedules hereto, and the certificates and other documents furnished by the Company and the Owners to Delta pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         2.1.26 No Other Representations. Except for the representations and warranties expressly contained in this Agreement, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, of any nature whatsoever, including with respect to the Company, the Business, the Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities. Without limiting the foregoing sentence, except as expressly set forth in this Section 2.1, the condition of the Assets shall be "AS IS" and "WHERE IS."

         2.2 Representations and Warranties of Delta. Delta represents and warrants to the Company as of the date hereof as follows:

         2.2.1 Corporate Status; Authorization.

         (a) Corporate Existence. Delta is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease, and operate its respective properties and to carry on its respective business as presently conducted.

         (b) Authorization. Delta has full corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered to the Company and the Owners by it at Closing, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments executed and delivered to the Company and the Owners by Delta at Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Delta. This Agreement and the other agreements and instruments executed and delivered to the Company and the Owners by Delta at Closing have been duly executed and delivered by Delta, and this Agreement and the other agreements and instruments executed and delivered to the Company and the Owners by Delta at Closing constitute the legal, valid, and binding obligation of Delta, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

         2.2.2 Conflicts and Consents.

         (a) Conflicts. Except as set forth on Schedule 2.2.2(a), the execution and delivery of this Agreement and the other agreements and instruments executed and delivered to the Company and the Owners by Delta at Closing and the consummation by Delta of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Delta,
(ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which Delta is a party or by which Delta may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to Delta.

         (b) Consents. Except as set forth on Schedule 2.2.2(b), no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by Delta in connection with the execution, delivery, and performance of this Agreement or the consummation by Delta of the transactions contemplated hereby in the manner contemplated hereby.

         2.2.3 Brokers, Finders. Delta has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Company or any Owner for any brokerage or finder's commission, fee, or similar compensation.

         2.2.4 SEC Reports.

         (a) Delta has filed with the Securities and Exchange Commission (the "Commission") all reports, schedules, forms, statements and other documents (including all exhibits thereto) required by the Securities Exchange Act of 1934, as amended, to be filed with the Commission since December 31, 2002 (the "Delta SEC Documents"). The Delta SEC Documents (i) were prepared, as of their respective dates, in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which and at the time they were made, not misleading.

         (b) The consolidated financial statements of Delta (including, in each case, any related notes thereto) contained in the Delta SEC Documents complied as to form, as of their respective dates of filing with the Commision, in all material respects with applicable accounting requirements, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the financial position of Delta and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited financial statements were or are subject to year-end adjustments which were not or are not expected to be material in amount.

         2.2.5 Litigation. There are no actions, suits, or proceedings pending or, to the Knowledge of Delta, threatened against or affecting Delta which could reasonably be expected to prevent the consummation of the transactions contemplated hereby.

         2.2.6 No Other Representations. Except for the representations and warranties expressly contained in this Agreement, neither Delta nor any other Person acting on behalf of Delta makes any representation or warranty, express or implied, of any nature whatsoever.

      ARTICLE 3. COVENANTS OF THE COMPANY AND THE OWNERS PRIOR TO CLOSING

         3.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Delta, the Company shall (a) afford Delta and its representatives and current or prospective lenders and their representatives (collectively, "Purchaser Group") full and free access, during regular business hours, to the Company's personnel, properties, Contracts, Governmental authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; (b) furnish Purchaser Group with copies of all such Contracts, Governmental authorizations, books and records and other existing documents and data as Delta may reasonably request; (c) furnish Purchaser Group with such additional financial, operating and other relevant data and information in the Company's possession as Delta may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Delta, with such party's investigation of the properties, assets and financial condition of the Company. In addition, Delta shall have the right to have the Properties and the Company's tangible personal property inspected by Purchaser Group, at Delta's sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Properties or tangible personal property. Notwithstanding the foregoing, any such access or inspection (i) shall be during normal business hours on reasonable notice, (ii) shall not include sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) shall not be required where such access would be prohibited or otherwise limited by any Applicable Law or agreement and (iv) shall not otherwise unreasonably interfere with the conduct of the Business of the Company, the El Salvador Subsidiary or the Mexican Subsidiary.

         3.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing, the Company shall:

         (a) conduct its business only in the ordinary course of business consistent with past practice;

         (b) except as otherwise directed by Delta in writing, and without making any commitment on Delta's behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

         (c) confer with Delta prior to implementing operational decisions of a material nature;

         (d) otherwise report periodically to Delta concerning the status of its business, operations and finances;

         (e) make no material changes in management personnel without prior consultation with Delta;

         (f) maintain the Assets in a state of repair and condition that complies with applicable legal requirements and is consistent with the requirements and normal conduct of the Company's business;

         (g) keep in full force and effect, without amendment, all material rights relating to the Company's business unless such rights terminate or expire in accordance with any agreement or Contract giving rise to such rights;

         (h) comply with all applicable legal requirements and contractual obligations applicable to the operations of the Company's business;

         (i) other than the Company's credit insurance, continue in full force and effect the insurance coverage under the policies set forth in Section 2.1.10 or substantially equivalent policies;

         (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Delta, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Delta;

         (k) cooperate with Delta and assist it in identifying the Governmental authorizations required by it to operate the business from and after the Closing Date and either transferring existing Governmental authorizations of the Company to Delta, where permissible, or obtaining new Governmental authorizations for Delta (provided the Company shall not be required to expend any money to provide such assistance);

         (l) upon request from time to time, execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable in the opinion of Delta to consummate the transactions contemplated by this Agreement, all without further consideration; and

         (m) maintain all books and records of the Company relating to the Company's business in the ordinary course of business consistent with past practice.

         3.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of Delta, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 2.1.3(b) or 2.1.19 would be likely to occur; (b) make any material modification to any Material Agreement or Governmental authorization; (c) allow the levels of raw materials, supplies or other materials included in the Company's inventory to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of the Company or the Assumed Liabilities.

         3.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Company shall make all filings required to be made by it in order to consummate the transactions contemplated by this Agreement. The Company shall cooperate with Delta and its representatives with respect to all filings that Delta elects to make or is required to make in connection with the transactions contemplated by this Agreement. The Company also shall cooperate with Delta and its Representatives in obtaining all governmental or third-party consents. Nothing contained in this Agreement shall require the Company to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested or to institute any legal proceedings against such Person.

         3.5 Notification. Between the date of this Agreement and the Closing, the Company shall promptly notify Delta in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any representations and warranties made by the Company as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company's discovery of, such fact or condition. Should any such fact or condition require any change to any Schedule to this Agreement, the Company shall promptly deliver to Delta a supplement to such Schedule specifying such change. Delta shall have 5 Business Days following delivery of such supplement to terminate this Agreement in the event the items disclosed in such supplement resulted in, or in Delta's sole judgment may result in, a Company Material Adverse Effect. If Delta does not send a notice of termination to the Company and the Owners within such 5 Business Day period then the Schedules shall be deemed updated and neither Delta nor any other Person shall be entitled to indemnification with respect to the matters disclosed on such update and Delta shall not be entitled to assert any such matters as a reason for not Closing the transactions contemplated by this Agreement. During the same period, the Company also shall promptly notify Delta of the occurrence of any breach of any covenant of the Company in this Article 3 or of the occurrence of any event that may make the satisfaction of the conditions in Article 5 impossible or unlikely.

         3.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article 9, neither the Company nor any Owner shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to any Person (other than Delta and its affiliates) relating to any business combination transaction involving the Company, including the sale by Owners of the Company's stock, the merger or consolidation of the Company or the sale of the Company's business or any of the Assets (other than in the ordinary course of business consistent with past practice). The Company and any Owner shall notify Delta of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by the Company or any such Owner.

         3.7 Best Efforts. The Company and the Owners shall use their reasonable best efforts to cause the conditions in Article 5 to be satisfied.

         3.8 Interim Financial Statements. Until the Closing Date, the Company shall deliver to Delta within twenty-five (25) days after the end of each month a copy of the unaudited statement of operations of the Company for the year-to-date period ended with that month and an unaudited balance sheet of the Company as of the end of that month prepared in a manner and containing information consistent with the Company's current practices and certified by the Company's chief financial officer as to compliance with Section 2.1.3(a).

         3.9 Payment of Liabilities. The Company shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations that are due prior to the Closing. Each of Delta and the Company and each Owner hereby waives compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Acquisition.

                                   ARTICLE 4.
                                OTHER COVENANTS

         4.1 Tax Matters.

         (a) The Company and Delta shall (i) provide each other with such assistance as may be reasonably requested in connection with the preparation of any tax return, audit, or other examination by any taxing Governmental Authority or judicial or administrative proceedings relating to liability for Taxes relating to the Business, (ii) retain and provide each other with any records or other information that may be relevant to such tax return, audit, examination, or proceeding, and (iii) provide Delta with any final determination of any such audit, examination, or proceeding that affects any amount required to be shown on any tax return of the Business for any period. Without limiting the generality of the foregoing, the Company shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records and information that are relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

         (b) Notwithstanding any provision of Applicable Law or this Agreement to the contrary, the Company will pay any sales, use, transfer, stamp, documentary, and similar Taxes and recording and filing fees (and file any tax returns relating to such Taxes) applicable to the transactions contemplated by this Agreement, it being agreed that none of such payments shall be borne directly or indirectly by Delta.

         (c) Personal property taxes and real property taxes and assessments with respect to the Assets shall be prorated as of the Closing Date on the basis of the calendar year in which the Closing occurs, regardless of when such taxes become a lien or are payable. If the rate of any such taxes is not fixed prior to the Closing Date, the proration thereof at the Closing shall be upon the basis of the rate for the preceding calendar year applied to the latest assessed valuation.

         (d) The parties hereto shall cooperate to make any necessary filings and to furnish any required supplemental information to any taxing Governmental Authority resulting from the consummation of the transactions contemplated by this Agreement.

         4.2 Utilities. All charges for utilities at the Leased Properties under Assumed Leases (including, without limitation, electricity, fuel, water, sanitation, and garbage disposal) and for other services and goods furnished to, or in connection with, the operation of the Business shall be prorated as of the Closing Date. The Company shall be responsible for and shall pay that portion of the charges for such utilities arising on or prior to the Closing Date to the extent not reflected in the final calculation of the Net Working Capital, and Delta shall be responsible for and shall pay for that portion of the charges for utilities arising after the Closing Date.

         4.3 Confidentiality.

         (a) Each of the parties agrees to treat in confidence all documents, materials, and other information obtained from any other party in connection with the Acquisition or in connection with any investigation or examination relating thereto, regardless of whether such materials and information were obtained before the signing of this Agreement (collectively, "Acquisition Information"). All Acquisition Information will be kept confidential by the receiving party and its respective officers, directors, employees, representatives, agents, and advisors; provided, that (i) Delta shall have no obligation to keep Acquisition Information received by it from the Company confidential so long as its disclosure of such Acquisition Information is related to the operation of the Business after the Closing; and (ii) Acquisition Information may be disclosed if so required by law (including securities laws). In the event any party, or any of their Affiliates, are required by applicable law to disclose any Acquisition Information, such disclosing party shall promptly notify the other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such disclosing party shall cooperate with the other party to preserve the confidentiality of such information consistent with applicable law.

         (b) Any public announcement relating to the execution of this Agreement shall be reasonably acceptable to Delta and the Company and may be made only if agreed to by Delta and the Company, except that any party may make a public announcement to the extent required by law (including securities laws) other than a public announcement made without prior coordination between Delta and the Company respecting the timing of notice to the Company's major customers of the transactions contemplated by this Agreement.

         (c) Notwithstanding anything herein to the contrary, none of the parties shall have any obligation to preserve the confidentiality of any Acquisition Information that (a) prior to disclosure to the receiving party was already rightfully in such receiving party's possession, (b) is or becomes publicly available, other than by unauthorized disclosure, or (c) is received from a third party who is rightfully in possession of such Information and has the authority to disclose it and who does not require the receiving party, in connection with disclosing such Information to the receiving party, to refrain from disclosing such Information to others.

         (d) The Company and each Owner hereby agrees that it, he, or she shall keep confidential and shall not (except as reasonably necessary to perform his or her duties as an employee of Delta) disclose to any Person, appropriate, or make use of for himself or herself or any other Person any Business Information. For purposes of this Agreement, "Business Information" means all information regarding the Business or its customers (i) that is not generally known to persons not employed by the Business, (ii) that is not generally disclosed by the Business to persons not employed by it, and (iii) as to which, prior to Closing, the Company made reasonable efforts to keep confidential or after Closing, Delta makes reasonable efforts to keep confidential. Business Information includes, but is not limited to, information regarding the products or services of the Business, product or service cost, product or service pricing, research and development, inventions, discoveries, improvements, marketing, business strategy and plans, and non-public information concerning the legal or financial affairs of the Business.

         4.4 Noncompetition and Nonsolicitation.

         (a) The Company and each Owner agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "Restricted Period"), it, he, or she will not (other than pursuant to his or her employment with Delta), directly or indirectly (on behalf of itself, himself, or herself or as principal, agent, joint venture partner, employee, consultant, director, or officer of any Person), engage in a Competitive Business in the Territory or own any stock or equity or other securities of any Person that engages in a Competitive Business in the Territory. "Competitive Business" means the business of designing, manufacturing, marketing, or selling privately labeled knitted custom t-shirts for retailers and branded sportswear companies. "Territory" means the United States of America.

         Notwithstanding the foregoing, the Company and any Owner may own stock or other securities of any publicly-traded Person if such ownership interest is not greater than five percent (5%) of the outstanding stock or securities of such entity and the Owners may continue to own and engage in the operation of Gaston Screen Printing & Embroidery, Inc. any where in the Territory.

         (b) The Company and each Owner agrees that during the Restricted Period, it, he, or she will not, directly or indirectly, interfere with, or seek to interfere with: (i) the relationship between Delta and any customer of Delta, or (ii) the relationship between Delta and any supplier of Delta. The Company and each Owner further agrees that during the Restricted Period, it, he, or she will not, directly or indirectly, induce or attempt to induce any of Delta's customers to limit, reduce, or discontinue purchasing branded or licensed apparel from Delta.

         (c) The Company and each Owner agrees that during the Restricted Period, it, he, or she will not, directly or indirectly, solicit, recommend for employment, induce, or attempt to induce any Person who is an employee, agent, or representative of Delta to terminate his, her, or its employment or relationship with Delta.

         (d) The parties agree that, in the event of breach or threatened breach of covenants of the Company and/or any Owner under this Section 4.4, the damage or imminent damage to Delta and to the value and goodwill of the Business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Company and each Owner agrees that in the event of a breach by it, him, or her of the covenants contained in this Section 4.4, Delta shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to specifically enforce the performance of such covenants during the Restricted Period, provided that such remedy will not be deemed to be exclusive of any other remedies available to Delta, by judicial proceedings or otherwise, to enforce the performance of such covenants, and the Company and each Owner hereby waives any requirement that Delta post bond or any similar security in connection with any such proceedings.

         (e) The Company and the Owners agree that the geographical, time, and subject matter limitations of the covenants contained in this Section 4.4 are necessary for the adequate protection of Delta and the goodwill of the Business and are fair and reasonable in light of Delta's acquisition of the Business, including the goodwill thereof, and Delta's legitimate interest in its relationship with customers and suppliers of the Business. The parties hereto agree that the time period, geographical area, and scope set forth in this
Section 4.4 specify the fair, appropriate, minimum and reasonable time, geographic area, and scope necessary to protect Delta and its Affiliates, in the full use of the assets and goodwill of the Business. If any provision of this
Section 4.4 or the application of any such provision shall be held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Section
4.4 shall otherwise remain in full force and effect and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the generality of the foregoing, the parties intend that the covenants contained in this Section 4.4 be enforced to the greatest extent in time, area, and activities covered as is permitted by Applicable Law. The parties intend that the unenforceability or invalidity of any term or provision of this Section 4.4 shall not render any other term or provision contained in this Section 4.4 or this Agreement unenforceable or invalid. If the business activities, period of time, or geographical area covered by this Section 4.4 should be deemed too extensive, then the parties intend that this Section 4.4 be construed to cover the maximum scope of business activities, period of time, and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under Applicable Law.

         (f) Notwithstanding any provision in this Section 4.4 to the contrary, Julius D. Cline, one of the Owners, shall not be bound by the covenants in
Section 4.4(a) or any provision of Sections 4.4(d) or 4.4(e) relating to the covenants in Section 4.4(a).

         4.5 Accounts Receivable. In the event that the Company or any Owner receives any payment relating to an account receivable of the Business acquired by Delta pursuant to this Agreement, such payment shall be the property of, and shall be immediately forwarded to, Delta. The Company and each Owner will promptly endorse and deliver to Delta any cash, checks, or other documents received by it, him or her after the Closing Date relating to any account receivable of such Business.

         4.6 Use of Assumed Name. From and after the Closing Date, the Company will cease to do business as "Fun-Tees" or any derivative thereof, will refrain from using the name

"Fun-Tees" or any derivative thereof (including, without limitation, using any letterhead, business cards, stationary, or other items that contain the name "Fun-Tees" or any derivative thereof), and will terminate any non-transferable assumed name filings made by it with Governmental Authorities with respect to the use of the name "Fun-Tees" or any derivative thereof.

         4.7 Employee Matters.

         (a) On or prior to the Closing Date, Delta shall make offers of employment to all employees of the Company except those employees listed on
Schedule 4.7(a) hereto. The terms thereof shall be comparable in the aggregate to the compensation and benefit levels provided to such employees by the Company immediately prior to the Closing; provided, however, that nothing herein shall limit Delta's ability to amend or terminate its employee welfare benefit plans after the Closing Date. Effective as of the Closing Date or as otherwise agreed by the Company and Delta, all employees of the Company hired by Delta (the "Hired Employees") shall cease to be active participants in the Plans, in accordance with the terms of the Plans and Applicable Law, including ERISA and the Code. The Company shall retain liability for all claims incurred by its employees (and their enrolled dependents) under the Plans on or prior to the Closing Date. Delta shall be liable for all claims incurred by Hired Employees (and their enrolled dependents) under the employee welfare benefit plans of Delta or its Affiliates after the Closing Date. Delta shall solely be responsible for any and all liability under the Workers Adjustment and Retraining Notification Act, 29 U.S. Stat. Section 2101 et seq. (the "WARN Act") (or liabilities under any similar state or local Applicable Law) that arise after the Closing Date as to Hired Employees and will defend, indemnify, and hold the Company harmless from any and all claims, demands,or liabilities asserted against Company for Delta's failure to comply with the provisions of the WARN Act (or under any simiilar state or local Applicable Law) as to the Hired Employees after the Closing Date.

         (b) The Company shall be liable for any violation of the WARN Act, or under any simliar state or local Applicable Law, attendant to the Company's (or any of its affiliates') failure to notify its employees of a "mass layoff" or "plant closing" (as such terms are defined in the WARN Act). The Company shall be exclusively liable and responsible for any notification required under the WARN Act (or under any similar state or local Applicable Law) to its employees after the Closing, and the Company shall indemnify and hold Delta and its affiliates harmless from and against any liability asserted against any of them under the WARN Act as a result of any failure to comply with the provision of the WARN Act before or after the Closing Date or the Company's failure to comply with the provisions of this Section.

         (c) Effective as of the Closing Date, with respect to all of its plans and arrangements other than its 401(k), vision, life insurance and disability, and to the extent permissible under its 401(k), vision, life insurance and disability plans, Delta shall, or shall cause Delta to: (i) recognize prior service with the Company under its compensation and employee benefit plans and arrangements for Hired Employees' employment service with the Company prior to the Closing Date; (ii) provide coverage for the Hired Employees under its medical, dental, and health plans or under such other comparable plans or arrangements as are mutually agreed upon by the parties; (iii) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by such plans; and (iv) cause such plans to honor any expenses incurred by the Hired Employees and their beneficiaries under the Plans during the portion of the calendar year prior to the Closing Date for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under such plans; provided, however, that, with respect to its 401(k), vision, life insurance and disability plans, Delta shall use its best efforts to (x) cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements to be waived and (y) provide such Hired Employees with credit for any co-payments, deductibles and any offsets (or similar payments) prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirement. With respect to all "M&A Qualified Beneficiaries" (as defined in Section 54.4980B-9 Q&A-4(a) of the Treasury regulations), Delta shall provide the notice required by Section 4980B(f)(6) of the Code and shall make available to such individuals continuation coverage under a group health plan maintained by Delta, as provided by Section 54.4980B-9 Q&A-7 of the Treasury regulations.

         (d) As to any Hired Employee, the Company agrees to cause the release of such Hired Employee from any contractual provision with the Company that would impair the utility of such Hired Employee's services to Delta or that would impose upon such Hired Employee any monetary or other obligation to the Company that otherwise would be occasioned by the transfer of such Hired Employee's employment to Delta including, without limitation, any agreements of noncompetition or confidentiality owed to the Company.

         4.8 Contract Knitting, Dyeing and Finishing. For a period of up to six months following the Closing (the "Finishing Period"), the Company shall perform for Delta such contract knitting, dyeing and finishing work as Delta reasonably requests to provide Delta with an orderly supply of finished fabric to fulfill orders until knitting, dyeing and finishing operations are relocated to Delta's facilities. Delta shall pay the Company an amount equal to the Company's estimated out-of-pocket cash costs for this finishing work, based on bi-weekly invoices at the Company's standard costs in effect as of July 1, 2006. By the 15th working day of each month, the Company shall submit to Delta a report of all out-of-pocket costs for the previous month, together with an additional final billing, or credit adjustment, as applicable, and provide an itemization of such costs in reasonable detail. For so long as the Company needs, in order to perform this finishing work, the portion of the Assets that constitutes equipment at its Lumberton facility, the Company may retain possession of and use (with due care) such equipment. No later than 30 days following the end of the Finishing Period, Delta shall remove such retained equipment from the Company's Lumberton facility. Delta shall give the Company not less than 75 days written notice of the date that no further contract knitting, dyeing and finishing work by the Company shall be required by Delta.

         4.9 Purchase of Raw Materials. Inventory included in the Assets and in the computation of Closing Net Working Capital will include up to $1,700,000 of raw materials (consisting of yarn and greige fabric) valued at the Company's standard cost. Additional raw materials will not be included in the Assets but may be purchased by Delta from the Company at Delta's option during the period ending 30 days after Delta has absorbed the Company's fabric-making operations and the closing of the Company's knitting, dyeing and finishing operations. These purchases will be made as needed in Delta's judgment for Delta's business operations. The selling price to Delta for raw yarn will be the Company's original cost as documented by the Company's yarn contracts in effect as of the date of Closing, plus $0.02 per pound for freight allowance. The selling price to Delta for greige fabric will be the Company's standard cost of greige fabric as of the Closing Date.

         4.10 Reasonable Best Efforts. Delta shall use its reasonable best efforts to cause the conditions in Article 6 to be satisfied.

         4.11 Access to Hardware and Software. The Company shall be entitled to use the accounting software included in the Assets for purposes of maintaining its historical records and recording the conduct of its operations following the Closing and Delta shall provide the Company access to and the use of such software as requested by the Company.

                 ARTICLE 5. CONDITIONS PRECEDENT TO PURCHASER'S
                         AND DELTA'S OBLIGATION TO CLOSE

         Delta's obligation to purchase the Assets, and Delta's obligations to take the other actions required to be taken by it at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Delta in whole or in part):

         5.1 Accuracy of Representations.

         (a) All of the Company's and each Owner's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules to this Agreement.

         (b) Each of the representations and warranties in Sections 2.1(a) and 2.1.3, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, after giving effect to any supplement to the Schedules to this Agreement.

         5.2 Performance by the Company and the Owners. All of the covenants and obligations that the Company and the Owners are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         5.3 Consents. Each of the consents identified in Schedule 2.2.2(b) (the "Material Consents") shall have been obtained and shall be in full force and effect.

         5.4 Additional Documents. The Company shall have caused the documents and instruments required by Section 1.8(a) to be delivered (or tendered subject only to Closing) to Delta:

         5.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Delta, or against any of Delta's affiliates, any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, the

Acquisition or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Acquisition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Closing.

         5.6 No Conflict. Neither the consummation nor the performance of the Acquisition will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Delta or any of its affiliates to suffer any adverse consequence under any applicable legal requirement or order, excluding Bulk Sales Laws.

         5.7 Employees.

         (a) Delta shall have entered into employment agreements (through assumption of existing employment agreements or otherwise) with those employees of the Company identified in Schedule 5.7(a).

         (b) Those key employees of the Company identified on Schedule 5.7(b), or substitutes therefor who shall be acceptable to Delta, in its sole discretion, shall have accepted employment with Delta with such employment to commence on and as of the Closing Date.

         (c) Substantially all other employees of the Company shall be available for hiring by Delta, in its sole discretion, on and as of the Closing Date.

         5.8 Completion of Due Diligence. Delta shall have completed, to its satisfaction and its counsel's satisfaction, due diligence with respect to the Company and its Business by no later than September 15, 2006.

                                   ARTICLE 6.
               CONDITIONS PRECEDENT TO COMPANY'S AND EACH OWNER'S
                              OBLIGATION TO CLOSE

         The Company's and each Owner's obligations to sell the Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company or the applicable Owner in whole or in part):

         6.1 Accuracy of Representations. All of Delta's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

         6.2 Performance by Delta. All of the covenants and obligations that Delta is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

         6.3 Closing Documents. Delta shall have caused the payments, documents and instruments required by Section 1.9 to be delivered (or tendered subject only to Closing) to the Company and Owners.

         6.4 No Injunction. There shall not be in effect any legal requirement or any injunction or other order that prohibits the consummation of the Acquisition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Closing.

                             ARTICLE 7. TERMINATION

         7.1 Termination Events.

         By notice given prior to or at the Closing, subject to Section 7.2, this Agreement may be terminated as follows:

         (a) by Delta if a material breach of any provision of this Agreement has been committed by the Company or any Owner such breach has not been either waived by Delta or cured within 15 days following delivery by Delta to the Company of written notice specifying the details of the breach;

         (b) by the Company if a material breach of any provision of this Agreement has been committed by Delta and such breach has not been either waived by the Company or cured within 15 days following delivery by the Company to Delta of written notice specifying the details of the breach;

         (c) by Delta if any condition in Article 5 has not been satisfied as of October 2, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Delta to comply with its obligations under this Agreement), and Delta has not waived such condition on or before such date;

         (d) by the Company if any condition in Article 6 has not been satisfied as of October 2, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Company or any Owner to comply with its, his or her obligations under this Agreement), and the Company has not waived such condition on or before such date;

         (e) by mutual consent of Delta and the Company;

         (f) by Delta if the Closing has not occurred on or before October 31, 2006, or such later date as the parties may agree upon, unless Delta is in material breach of this Agreement; or

         (g) by the Company if the Closing has not occurred on or before October 31, 2006, or such later date as the parties may agree upon, unless the Company or any Owner is in material breach of this Agreement.

         (h) by Delta on or prior to September 25, 2006, if it has not obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the Acquisition and to fund the working capital requirements of Delta after the Closing;

         (i) by Delta pursuant to the terms and conditions of Section 3.5 hereof; or

         (j) by Delta on or prior to September 15, 2006 if they are not satisfied, in their satisfaction and their counsel's satisfaction, with the results of their due diligence review of the Company and its Business.

         7.2 Effect of Termination. Each party's right of termination under
Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Section 4.3, this Section 7.2 and Article 8 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 8.
                                 INDEMNIFICATION

         8.1 Indemnification by the Company and the Owners. Subject to the limitations contained herein, the Company and the Owners agree to jointly and severally indemnify and hold harmless Delta and its officers, directors, shareholders, agents, employees, Affiliates, and its representatives, successors, and assigns from and against any and all liabilities, losses, claims, costs, and damages ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs, and all other reasonable expenses, including reasonable expenses of investigation ("Expense") suffered or incurred by any of them in connection with or arising from:

         (i) any breach by the Company or any Owner of any warranty or the inaccuracy of any representation of the Company or such Owner contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule hereto);

         (ii) any breach by the Company or any Owner of any of its, his, or her obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule hereto);

         (iii) any noncompliance by the Company with respect to any applicable bulk sales law; and

         (iv) the Excluded Liabilities;

                  provided, however, that:

                  (1) the Company and the Owners shall have no liability with respect to the indemnification described in
                           Section 8.1(i) until the total of all Loss and Expense with respect to such indemnification exceeds $150,000 (the

                           "Threshold Limitation"), at which time the Company and the Owners shall be liable for all Loss and Expense that comprises the Threshold Limitation in addition to Loss and Expense in excess of the Threshold Limitation;

                  (2) the aggregate liability of the Company and the Owners for Loss and Expense with respect to the indemnification described in Section 8.1(i) shall not exceed, on an aggregate basis, $10,000,000 (the "Amount Limitation").

                  (3) the total liability of each Owner to indemnify for Loss and Expense shall be subject to the following limitations: (A) with respect to any indemnification claim brought under this Section 8.1 such liability shall not exceed the percentage of each Owner's ownership of the Company relative to the ownership of all of the Owners and (B) such liability with respect to all indemnification claims brought under this
                           Section 8.1 shall not exceed the after-tax proceeds of the Purchase Price received by such Owner;

                  (4) before any claim for indemnification against an Owner may be made by Delta pursuant to this Section 8.1 during a period of one year following the Closing Date, Delta shall first make the claim against the Company and allow the Company a period of 60 days to investigate and resolve the claim on terms mutually satisfactory to Delta and the Company;

                  (5) to the extent that any Owner individually breaches any of his or her covenants contained in Section 4.3 or 4.4, then only such Owner shall be obligated to indemnify Delta and the other indemnified parties with respect to such breach and the Company and non-breaching Owners shall have no liability with respect to such breach;

                  (5) Notwithstanding the foregoing, neither the Threshold Limitation nor the Amount Limitation shall apply to the indemnification described in Section 8.1(i) with respect to the representations and warranties under Sections 2.1.3(c) (No Liabilities), 2.1.15 (Tax Matters), 2.1.16 (Compliance with ERISA), and 2.1.18 (Environmental) or to those representation and warranties in Article 2 regarding title to and Liens against the Assets.

         8.2 Indemnification by Delta. Delta agrees to indemnify and hold harmless the Company and the Owners and their respective officers, directors, shareholders, agents, employees, Affiliates, and their representatives, successors, and assigns from and against any and all Loss and Expense incurred by any of them in connection with or arising from:

         (i) any breach by Delta of any warranty or the inaccuracy of any representation of Delta contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule hereto);

         (ii) any breach by Delta of any of its obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule hereto);

         (iii) the Assumed Liabilities; and

         (iv) the operation of the Business after Closing;

provided, however, that (1) Delta shall not have any liability with respect to the indemnification described in Section 4.2(i) until the total of all Loss and Expense with respect to such indemnification exceeds the Threshold Limitation, at which time Delta shall be liable for all Loss and Expense that comprises the Threshold Limitation in addition to Loss and Expense in excess of the Threshold Limitation; and (2) the aggregate liability of Delta for Loss and Expense with respect to the indemnification described in Section 4.2(i) shall not exceed, on an aggregate basis, the Amount Limitation.

         8.3 Survival Period. The indemnification provided for in Sections 8.1(i) and 8.2(i) shall terminate 24 months after the Closing Date, provided that the representations and warranties under Sections 2.1.3(c) (No Liabilities), 2.1.15 (Tax Matters), 2.1.16 (Compliance with ERISA), and 2.1.18 (Environmental) and those representation and warranties in Article 2 regarding title to and Liens against the Assets and the indemnification contained in
Section 8.1(i) with respect thereto shall terminate forty-eight (48) months after the Closing Date and otherwise in Sections 8.1 and 8.2 (other than 8.1(i) and 8.2(ii)) shall terminate forty-eight (48) months after the Closing Date (as the case may be, such periods are referred to as the "Survival Period"). Such indemnification obligation shall continue after the Closing Date, without regard to any investigation made at any time by the indemnified persons, as to any Loss or Expense of which the indemnified persons has notified the indemnifying party in accordance with the requirements of Section 8.4 on or prior to the expiration of the applicable Survival Period, as to which the obligation of the indemnifying party shall then continue until the liability of the indemnifying party shall have been determined pursuant to this Article 8, and the indemnifying party shall have reimbursed the indemnified persons for the full amount of such Loss and Expense in accordance with this Article 8.

         8.4 Notice of Claims. If Delta, the Company or any Owner believes that any of the Persons indemnified under this Article 8 has suffered or incurred any Loss or Expense, Delta, the Company or such Owner shall so notify the other parties promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument, or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify except to the extent that its, his, or her rights hereunder are materially prejudiced. If any action at law or suit in equity is instituted by a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 8, such indemnified person shall promptly notify the indemnifying party of such action or suit.

         8.5 Third Party Claims. In the event of a third party claim giving rise to indemnification hereunder, the indemnifying party shall have thirty (30) days after receipt of the notice referred to in Section 8.4 to notify the indemnified persons that it elects to conduct and control such action or suit with counsel reasonably satisfactory to the indemnified persons. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend and contest such action or suit in any manner the indemnified persons reasonably deem appropriate; provided, however, that the indemnified persons shall not consent to the entry of any judgment or to any settlement of such claim without the prior written consent of the indemnifying party, not to be unreasonably withheld or delayed. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified persons' prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the indemnified persons from any and all liability with respect to such action or suit at no cost to the indemnified persons, (x) the indemnifying party shall not thereby consent to the imposition of any Lien upon any asset of any indemnified person or consent to the issuance of an injunction or other equitable relief against the indemnified persons, (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel shall be borne by the indemnified persons (unless the named parties to any such action or suit include one or more indemnified persons who have been advised by counsel that there may be a conflict of interest between the indemnifying party and such indemnified person or persons; in which case the reasonable fees and expenses of one counsel for the indemnified person or persons will be borne by the indemnifying party). So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 8.

         8.6 Tax Benefit; Insurance. The amount of any Loss or Expense subject to indemnification hereunder or of any claim therefor shall be calculated net of
(i) any Tax benefit inuring to Delta or any of the other indemnified parties under Section 8.1 on account of such Loss or Expense and (ii) any insurance proceeds (net of direct collection expenses) received or receivable by Delta or any of the other indemnified parties under Section 8.1 on account of such Loss or Expense. Delta and any of the other indemnified parties under Section 8.1 which may seek indemnification shall seek full recovery under all insurance policies covering any Loss or Expense to the same extent as they would if such Loss were not subject to indemnification hereunder. The indemnifying parties shall be subrogated to all rights of the indemnified parties in respect of any Loss or Expense indemnified by the indemnifying parties.

         8.7 Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which would reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

         8.8 Treatment of Indemnity Payments. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price, except as otherwise required by GAAP or, for Delta, except to the extent such treatment is inconsistent with its part practice.

         8.9 No Double Counting; Net Working Capital. Notwithstanding anything to the contrary contained in this Article 8, there shall be no recovery for any Loss or Expense by Delta or any of the other indemnified parties under Section
8.1 and the Loss and Expense shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of the Closing Net Working Capital as determined pursuant to Section
1.5 hereof.

         8.10 Exclusive Remedies. The Parties agree that indemnification under this Article 8 shall be the sole and exclusive remedies for any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise, but excluding any claim relating to fraud or willful misconduct); provided, however, that, in the event of a breach of the Agreement that does not result in termination of the Agreement by the non-breaching party, the foregoing shall not limit the availability to any party hereto of injunctive and other equitable relief, including specific performance; and provided further, that this limitation on remedies shall not apply to any covenants that require performance (other than the payment of money) by any party following the Closing.

                                   ARTICLE 9.
                                 MISCELLANEOUS

         9.1 Survival. Subject to Section 8.3, notwithstanding any otherwise applicable statute of limitations or presumption, all agreements, covenants, representations, and warranties of Delta, the Company and the Owners in this Agreement and in any other agreement, instrument, or document delivered in connection herewith shall survive Closing in accordance with their terms.

         9.2 Expenses. Each party shall be solely responsible for and bear all of its, his, or her own expenses incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated herein.

         9.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties (which consent shall not be unreasonably withheld) and any attempt to assign this Agreement without such consent shall be void and of no effect, except that (i) Delta may assign this Agreement to any of its lenders; and (ii) Delta may assign its rights under this Agreement to any of its wholly-owned subsidiaries. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and the successors and permitted assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement.

         9.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge, or termination is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not. No amendment to this Agreement shall be effective unless it is agreed to in writing by the Company, Delta and any two of Henry T. Howe, Lewis G. Reid, Jr. and Marcus F. Weibel.

         9.5 Access After Closing. The parties shall retain for a period of two
(2) years (other than Tax records which shall be retained for six (6) years) following Closing all books and records within their possession or control that they are permitted hereby to retain and that relate to the operation and conduct of the Business prior to Closing. The parties shall provide to the other parties and their representatives reasonable access during normal business hours to copies of all such books and records upon request.

         9.6 Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal processes in regard hereto shall be validly given, made, or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such parties as shall be specified by like notice):

         To Delta:

         Delta Apparel, Inc.
         2750 Premiere Parkway, Suite 100
         Duluth, GA 30097
         Attention:  Robert W. Humphreys, President and CEO
         Telecopy:  678-775-6999
         Telephone:  678-775-6914

         With a copy to:
         (which copy shall not constitute notice)

         Wyche, Burgess, Freeman & Parham, P.A.
         44 East Camperdown Way
         Greenville, SC  29601
         Post Office Box 728
         Greenville, SC  29602-0728
         Attention:  Melinda Davis Lux, Esq.
         Telecopy:   864-235-8900
         Telephone:  864-242-8200

         To the Company:

         Fun-Tees, Inc.
         245 Manor Avenue
         P.O. Box 187
         Concord, North Carolina  28206
         Attention: Lewis G. Reid, Jr.
         Telecopy:  704-795-9300
         Telephone:  704-788-3003

         With a copy to:
         (which copy shall not constitute notice)

         Moore & Van Allen PLLC
         100 North Tryon Street, Suite 4700
         Charlotte, North Carolina  28202
         Attention:  Barney Stewart III
         Telecopy:  704-378-2029
         Telephone:  704-331-1029

         To Owners:

         J.D. Cline
         134 Shelter Cove Lane
         Mooresville, North Carolina  28117-5818
         Telephone:  704-662-6801

         Henry Thomas Howe
         407 Glen Arbor Drive
         Belmont, North Carolina  28012
         Telephone:  704-825-5743

         Larry L. Martin, Jr.
         1111 Boiling Road
         Charlotte, North Carolina  28207
         Telephone:  704-375-3999

         James Crawford Poag Jr. and Beverly Howe Poag
         3672 Brentwood Drive
         Gastonia, North Carolina  28056
         Telephone:  704-866-9762

         Kurt R. Rawald
         12102 Shoal Kreek Lane
         Charlotte, North Carolina  28277
         Telephone:  704-847-4607

         Lewis G. Reid, Jr.
         1835 Harris Road
         Charlotte, North Carolina  28211
         Telephone:  704-364-4579

         Marcus F. Weibel
         3496 Milford Court
         Concord, North Carolina  28027
         Telephone:  704-788-2823

         9.7 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Entire Agreement. This Agreement (including the Schedules) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral (including, without limitation, that certain letter of intent dated as of July 28, 2006), among the parties with respect to the subject matter hereof.

         9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

         9.10 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         9.11 Arbitration. Except for (i) matters relating to specific performance, injunctive relief, or other equitable remedies, and (ii) indemnifiable third party claims pursuant to Article 8, the parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by a panel of three arbitrators, and the hearing shall be held in Charlotte, North Carolina. The selection of the arbitrators and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of its own experts, evidence, and counsel's fees, and provided further that in the discretion of the arbitrators, any award may include the costs of a party's counsel if the arbitrators expressly determine that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration in bad faith.

         9.12 Schedules. The Schedules are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. For purposes of the representations and warranties of the Company contained herein, disclosure in any of the Schedules attached hereto of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is clearly apparent on the face of the Schedule that such disclosure is applicable. The inclusion of any information in any Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

         9.13 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.13:

         (a) "Acquisition" shall have the meaning set forth in the recitals to this Agreement

         (b) "Acquisition Information" shall have the meaning set forth in
Section 4.3(a).

         (c) "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         (d) "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         (e) "Annual Financials" shall have the meaning set forth in Section 2.1.3(a).

         (f) "Amount Limitation" shall have the meaning set forth in Section
8.1.

         (g) "Applicable Law" means all applicable provisions of (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances, codes, and orders of any Governmental Authority, (ii) consents of, with, or to any Governmental Authority, and (iii) orders, decisions, injunctions, writs, judgments, awards, decrees of, and agreements with any Governmental Authority.

         (h) "Assets" shall have the meaning set forth in Section 1.1.

         (i) "Assumed Leases" shall have the meaning set forth in Section 2.1.8.

         (j) "Assumed Liabilities" shall have the meaning set forth in Section 1.7(a).

         (k) "Base NWC" shall have the meaning set forth in Section
1.5(c)(i)(A).

         (l) "Book Value" shall have the meaning set forth in Section 1.5(e).

         (m) "Business" shall have the meaning set forth in the recitals to this Agreement.

         (n) "Bulk Sales Laws" shall have the meaning set forth in Section 3.9.

         (o) "Business Information" shall have the meaning set forth in Section 4.3(d).

         (p) "CERCLA" shall have the meaning set forth in Section 2.1.18(g).

         (q) "CERCLIS" shall have the meaning set forth in Section 2.1.18(g).

         (r) "Cline Employment Agreement" shall have the meaning set forth in
Section 1.1(q).

         (s) "Closing" shall have the meaning set forth in Section 1.3.

         (t) "Closing Date" shall have the meaning set forth in Section 1.3.

         (u) "Closing Net Working Capital" shall have the meaning set forth in
Section 1.5(a).

         (v) "Code" means the Internal Revenue Code of 1986, as amended.

         (w) "Commission" shall have the meaning set forth in Section 2.2.4(a).

         (x) "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         (y) "Company Personnel" means the current and former officers, directors, employees, and agents of the Company.

         (z) "Competitive Business" shall have the meaning set forth in Section 4.4(a).

         (aa) "Concord Lease" shall have the meaning set forth in Section
1.8(b).

         (bb) "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental, Health or Safety Requirements of Law.

         (cc) "Contract" means, for any Person, any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) of such Person.

         (dd) "Deficit Amount" shall have the meaning set forth in Section 1.5(c)(ii).

         (ee) "Delta" shall have the meaning set forth in the first paragraph of this Agreement.

         (ff) "Delta SEC Documents" shall have the meaning set forth in Section 2.2.4(a).

         (gg) "Distressed Inventory" shall have the meaning set forth in Section 1.5(e).

         (hh) "El Salvador Subsidiary" shall have the meaning set forth in
Section 1.1(g).

         (ii) "Enforceability Exceptions" shall have the meaning set forth in
Section 2.1.1(b).

         (jj) "Excess Amount" shall have the meaning set forth in Section 1.5(c)(i).

         (kk) "EHS Permits" shall have the meaning set forth in Section
2.1.18(b).

         (ll) "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, response costs, and other expenses of investigation and Remedial Action and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with Environmental, Health or Safety Requirements of Law with respect to the period prior to the Closing, including without limitation:

         (i) Damages for personal injury or threatened personal injury (including sickness, disease, or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

         (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories, and all other reasonable costs incurred in connection with any damages described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of Environmental, Health or Safety Requirements of Law including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration, or monitoring work required by any foreign, federal, state, or local governmental agency or political subdivision, or otherwise expended in connection with such conditions; and

         (iii) Liability to any third Person or Governmental Authority to indemnify such Person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

         (mm) "Environmental, Health or Safety Requirements of Law" means all foreign, federal, state, and local laws, statutes, codes, ordinances, rules, regulations, EHS Permits, and orders relating to or addressing the environment, health, or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, EHS Permit, or order relating to (x) the use, handling, or disposal of any Contaminant, or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

         (nn) "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

         (oo) "ERISA" shall have the meaning set forth in Section 2.1.16(a).

         (pp) "Excluded Assets" shall have the meaning set forth in Section 1.2.

         (qq) "Excluded Liabilities" shall have the meaning set forth in Section 1.7(b).

         (rr) "Expense" shall have the meaning set forth in Section 8.1.

         (ss) "Finishing Period" shall have the meaning set forth in Section
4.8.

         (tt) "GAAP" shall mean generally accepted accounting principles.

         (uu) "Governmental Authority" means any agency, department, court, or other administrative, legislative, or regulatory authority of any foreign, federal, state, or local governmental body.

         (vv) "Hired Employees" shall have the meaning set forth in Section 4.7(a).

         (ww) "Initial Purchase Price" shall have the meaning set forth in
Section 1.4.

         (xx) "Intellectual Property" means (i) all logos, trade styles, trade names, trademarks, service marks (and applications therefor) owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business; (iii) all copyrights (and applications therefor), whether registered or not, owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (iv) all websites, web pages and applications, and domain names owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, and (v) all processes, inventions, trade secrets, know-how, ideas and concepts relating to the Business.

         (yy) "Interim Financials" shall have the meaning set forth in Section 2.1.3(a).

         (zz) "Knowledge of the Company" or "the Company's Knowledge" means the actual knowledge, after due investigation, of any of the following individuals:
Henry T. Howe, James C. Poag, Jr., Lewis G. Reid, Jr., Kurt R. Rawald, Larry L.Martin, Jr., Julius D. Cline and Marcus F. Weibel.

         (aaa) "Leases" shall have the meaning set forth in Section 2.1.8.

         (bbb) "Leased Properties" shall have the meaning set forth in Section 2.1.8.

         (ccc) "Liens" means, with respect to any assets or properties (whether real, personal, or mixed, or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale, or other title retention or security agreement or any other similar restriction, claim, or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law, or otherwise.

         (ddd) "Loss" shall have the meaning set forth in Section 8.1.

         (eee) "Material Adverse Effect" or "Material Adverse Change" means a material adverse effect on the properties, assets (tangible and intangible), prospects, liabilities, financial condition, or results of operations of the Business, including, but not limited to, any material casualty, loss, theft, or damage to the Assets; provided that, for purposes of this Agreement, Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company and its Subsidiaries operate that are not unique to such business, (b) general economic, regulatory or political conditions that do not disproportionately effect the Business; (c) military act or any act of terrorism; (d) changes in law or GAAP after the date hereof; or
(e) any matter or event which of which Delta has been notified in writing as of the date hereof. To the extent that "Material Adverse Effect" or "Material Adverse Change" shall be deemed to have a monetary value, it shall be deemed an amount in excess of $150,000 in the aggregate.

         (fff) "Material Agreements" shall have the meaning set forth in Section 2.1.11.

         (ggg) "Mexican Subsidiary" shall have the meaning set forth in Section 1.1(g).

         (hhh) "Net Working Capital" shall have the meaning set forth in Section 1.5.

         (iii) "Net Sub Equity" shall have the meaning set forth in Section 1.6(a).

         (jjj) "NPL" shall have the meaning set forth in Section 2.1.18(g).

         (kkk) "Owners" shall have the meaning set forth in the first paragraph of this Agreement.

         (lll) "Patents" shall have the meaning set forth in Section 2.1.9(c).

         (mmm) "PCBs" shall have the meaning set forth in Section 2.1.18(m).

         (nnn) "Permitted Liens" means Liens for taxes not yet due.

         (ooo) "Person" means any individual, partnership, limited liability company, corporation, trust, unincorporated organization, or any other form of legal entity.

         (ppp) "Plans" shall have the meaning set forth in Section 2.1.16(a).

         (qqq) "Properties" shall have the meaning set forth in Section 2.1.8.

         (rrr) "Purchase Price" shall have the meaning set forth in Section 1.4.

         (sss) "RCRA" shall have the meaning set forth in Section 2.1.18(h).

         (ttt) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater, or any of the Leased Properties.

         (uuu) "Remedial Action" means actions required to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, design such a response, and perform post-remedial investigation, monitoring, operation, maintenance, and care.

         (vvv) "Restricted Period" shall have the meaning set forth in Section 4.4(a).

         (www) "Review Period" shall have the meaning set forth in Section 1.5(b)(i).

         (xxx) "Significant Customer" means any of the ten largest customers of the Company measured in terms of dollar sales volume for the one year period ended July 31, 2006.

         (yyy) "Significant Supplier" means any of the ten largest suppliers of the Company (measured by dollar value of goods purchased) for the one year period ended July 31, 2006.

         (zzz) "Survival Period" shall have the meaning set forth in Section
8.3.

         (aaaa) "Taxes" means all foreign, federal, state, and local income taxes and other taxes, including, without limitation, all franchise, property, sales, use, excise, intangible, and employment taxes.

         (bbbb) "Territory" shall have the meaning set forth in Section 4.4(a).

         (cccc) "Threshold Limitation" shall have the meaning set forth in
Section 8.1.

         (dddd) "Trademarks" shall have the meaning set forth in Section
2.1.9(b).

         (eeee) "WARN Act" shall have the meaning set forth in Section 4.7(a).

         (ffff) "Working Capital Adjustment Report" shall have the meaning set forth in Section 1.5(b)(ii).

         (gggg) "Working Capital Dispute" shall have the meaning set forth in
Section 1.5(b)(i).

         (hhhh) "Working Capital Dispute Notice" shall have the meaning set forth in Section 1.5(b)(i).

         9.14 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof. Subject to the provisions of
Section 9.11, Delta, the Company and the Owners hereby consent to the jurisdiction of any state or federal court located within Mecklenburg County, North Carolina and each irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts and hereby waive any objection that each may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.





                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                            DELTA APPAREL, INC.


                                            By:
                                               ---------------------------------
                                            Name:  Robert W. Humphreys
                                            Title: CEO and President


                                            FUN-TEES, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                            Title:


                                            OWNERS


                                            ------------------------------------
                                            Henry T. Howe



                                            ------------------------------------
                                            James C. Poag, Jr.




                                            ------------------------------------
                                            Beverly H. Poag




                                            ------------------------------------
                                            Lewis G. Reid, Jr.



                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                            ------------------------------------
                                            Kurt R. Rawald




                                            ------------------------------------
                                            Larry L. Martin, Jr.




                                            ------------------------------------
                                            Julius D. Cline




                                            ------------------------------------
                                            Marcus F. Weibel














                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]